Exhibit 99.1
ACM Research Reports Third Quarter 2026 Results
FREMONT, Calif., November 05, 2026(Globe Newswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today reported financial results for its third quarter ended September 30, 2026.
“We delivered another strong quarter, with revenue increasing 37% and shipments growing 31% year over year,” said Dr. David Wang, President and Chief Executive Officer of ACM. “Demand for our differentiated technologies remains robust across our expanding product portfolio, with ECP and advanced packaging leading our growth, and our cleaning category returning to year-over-year growth. The second building of our Lingang manufacturing facility is coming online in the fourth quarter, doubling our manufacturing floor space to support future growth.”

“We are seeing increased traction for our high-temperature SPM systems. In October, we introduced an enhanced Single-Wafer Hot SPM system with sulfuric acid recycling, further expanding our cleaning technology portfolio. In advanced packaging, we achieved an important milestone with the shipment last month to a customer in Asia of our first 310×310 mm Ultra ECP ap-p panel-level horizontal electroplating production tool. We see a significant opportunity to play an enabling role as large size AI chips drive increasingly complex 2.5D and 3D packaging requirements.”

“Our global customer engagements are progressing, with growing engagements and equipment installations outside mainland China. To support this momentum, we are investing in global sales, engineering, and customer support to serve leading semiconductor manufacturers worldwide. Our expanding capabilities in Asia and continued investment in our Oregon operations facility represent important steps to build a more localized and responsive global operating platform.”

Dr. Wang concluded, "We are raising our 2026 revenue outlook, and now expect revenue above the upper end of our prior range. Looking ahead, we believe our broadening and differentiated product portfolio, our global footprint, and our customer relationships position us to capture new market opportunities and deliver sustainable long-term growth.”

Three Months Ended September 30
	GAAP		Non-GAAP(1)
	2026	2025	2026	2025
(dollars in thousands, except EPS)
Revenue	$ 367,687	$ 269,160	$ 367,687	$ 269,160
Gross margin	41.5%	42.0%	41.6%	42.1%
Income from operations	$ 55,527	$ 28,923	$ 66,229	$ 36,485
Net income attributable to ACM Research, Inc.	$ 1,544	$ 35,889	$ 40,496	$ 28,381
Basic EPS	$ 0.02	$ 0.56	$ 0.58	$ 0.44
Diluted EPS	$ 0.02	$ 0.52	$ 0.55	$ 0.41

Exhibit 99.1

Nine Months Ended September 30
	GAAP		Non-GAAP(1)
	2026	2025	2026	2025
(dollars in thousands, except EPS)
Revenue	$ 891,869	$ 656,879	$ 891,869	$ 656,879
Gross margin	44.2%	45.7%	44.3%	45.9%
Income from operations	$ 141,447	$ 86,394	$ 164,353	$ 113,543
Net income attributable to ACM Research, Inc.	$ 107,835	$ 86,029	$ 109,346	$ 96,776
Basic EPS	$ 1.59	$ 1.35	$ 1.61	$ 1.52
Diluted EPS	$ 1.49	$ 1.26	$ 1.51	$ 1.42
(1)Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.” Non-GAAP financial measures exclude stock-based compensation and, with respect to net income attributable to ACM Research, Inc. and basic and diluted earnings per share, also exclude unrealized gain on short-term investments and, beginning in the three months ended June 30, 2026, its impact to net income attributable to non-controlling interests.
Outlook

ACM is raising its revenue guidance range for fiscal year 2026 to $1.24 billion to $1.28 billion, which would represent 38% to 42% growth, compared to its previous guidance range of $1.125 billion to $1.175 billion. The revised outlook reflects continued strong customer demand and expectations for robust shipment growth in the fourth quarter. This expectation is based on ACM management’s current assessment of the continuing impact of international trade policy, various expected spending scenarios of key customers, supply chain constraints, and the timing of acceptances for first tools under evaluation in the field, among other factors.
Operating Highlights and Recent Announcements
•Shipments. Total shipments in the third quarter of 2026 were $343.5 million, up 30.6% when compared to the third quarter of 2025. Total shipments include deliveries for revenue in the quarter and deliveries of first tools awaiting customer acceptance for potential revenue in future quarters.
•Shipped First 310 × 310 mm Panel-Level Horizontal ECP Production Tool. In October, ACM announced the shipment of its first 310 × 310 mm Ultra ECP ap-p panel-level horizontal electroplating production tool to a customer in Asia. The shipment demonstrates ACM's ability to quickly advance product development per customer requirements and follows last year's shipment of its first 515 × 510 mm R&D tool, highlighting ACM's ability to rapidly commercialize technology breakthroughs into scale production.
•Enhanced Single-Wafer Hot SPM System with Sulfuric Acid Recycle Capability. In October, ACM introduced an enhanced version of its Single-Wafer Hot SPM system featuring a new sulfuric acid recycle capability that achieves a 70% recycle rate while maintaining stringent particle control. The system is expected to save approximately 400 tons of sulfuric acid per tool annually, reducing chemical consumption and operating costs.
•High-Temperature SPM Innovation Award. In October, ACM Research (Shanghai), Inc. (“ACM Shanghai”) ACM’s principal operating subsidiary, received an Innovation Achievement Award at the China International Industry Fair for its single-wafer high-temperature SPM cleaning equipment.

Exhibit 99.1
Third Quarter 2026 Financial Summary
Unless otherwise noted, the following figures refer to the third quarter of 2026 and comparisons are with the third quarter of 2025.
•Revenue was $367.7 million, up 36.6%, primarily driven by higher sales of ECP (front-end and packaging), furnace and other technologies, as well as increased sales of single-wafer cleaning, Tahoe and semi-critical cleaning equipment, and advanced packaging (excluding ECP), services and spares.
•Gross margin was 41.5% versus 42.0%. Non-GAAP gross margin, which excludes stock-based compensation, was 41.6% versus 42.1%. Gross margin was slightly below ACM’s long-term business model target range of 42% to 48%. ACM expects gross margin to vary from period to period due to a variety of factors, such as product mix, currency impacts and sales volume.
•Operating expenses were $96.9 million, an increase of 15.0%. Operating expenses as a percentage of revenue decreased to 26.3% from 31.3%. Non-GAAP operating expenses, which exclude the effect of stock-based compensation, were $86.7 million, up 12.7%. Non-GAAP operating expenses as a percentage of revenue decreased to 23.6% from 28.6%.
•Operating income was $55.5 million, compared to $28.9 million. Operating margin was 15.1% compared to 10.7%. Non-GAAP operating income, which excludes the effect of stock-based compensation, was $66.2 million, compared to $36.5 million. Non-GAAP operating margin, which excludes stock-based compensation, was 18.0% compared to 13.6%.
•Unrealized loss on short-term investments was $39.1 million, compared to an unrealized gain of $18.7 million. Unrealized gain (loss) reflects the change in market value of investments by ACM Shanghai. The value is marked-to-market quarterly and is excluded in the non-GAAP financial metrics.
•Income tax expense was $1.9 million, compared to $2.7 million. The change in tax expense primarily resulted from the tax effect of a decrease in pre-tax income for the period.
•Net income attributable to ACM Research, Inc. was $1.5 million, compared to $35.9 million. Non-GAAP net income attributable to ACM, which excludes the effect of stock-based compensation and unrealized gain (loss) on short-term investments, and its impact to net income attributable to non-controlling interests, was $40.5 million, compared to $28.4 million.

•Net income per diluted share attributable to ACM Research, Inc. was $0.02, compared to $0.52. Non-GAAP net income per diluted share, which excludes the effect of stock-based compensation and unrealized gain (loss) on short-term investments, and its impact to net income attributable to non-controlling interests, was $0.55, compared to $0.41.
•Cash and cash equivalents, plus restricted cash and short-term time deposits were $1.28 billion at September 30, 2026, compared to $1.36 billion at June 30, 2026. Net cash, which excludes short-term and long-term borrowings, was $0.9 billion at September 30, 2026, compared to $1.0 billion at June 30, 2026.
Conference Call Details

A conference call to discuss results will be held on Thursday, November 5, 2026, at 8:00 a.m. Eastern Time (9:00 p.m. China Time). To join the conference call via telephone, participants must use the following link to complete an online registration process. Upon registering, each participant will receive email instructions to access the conference call, including dial-in information and a PIN number allowing access to the conference call. This pre-registration process is designed by the operator to reduce delays due to operator congestion when accessing the live call.

Exhibit 99.1

Online Registration: https://register-conf.media-server.com/register/BIc282607074af4b0895b2ed37fb7d0eb9
Participants who have not pre-registered may join the webcast by accessing the link at ir.acmr.com/news-events/events.
A live and archived webcast will be available on the Investors section of the ACM website at www.acmr.com.
Use of Non-GAAP Financial Measures
ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. In addition, non-GAAP net income attributable to ACM and basic and diluted earnings per share exclude the effect of stock-based compensation and unrealized gain (loss) on short-term investments and, beginning in the three months ended June 30, 2026, its impact to net income attributable to non-controlling interests, which ACM also believes are not indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of GAAP to non-GAAP Financial Measures.”
ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.
While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.
Forward-Looking Statements
Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.
About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment spanning cleaning, electroplating, stress-free polishing, vertical furnace processes, track, PECVD, and wafer- and panel-level packaging tools, enabling advanced and semi-critical semiconductor device manufacturing. ACM is committed to delivering customized, high-performance, cost-

Exhibit 99.1
effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield. For more information, visit www.acmr.com.
© ACM Research, Inc. The ACM Research logo is trademark of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks.
For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Steven C. Pelayo, CFA
(360) 808-5154
steven@blueshirtgroup.co

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.co

Exhibit 99.1
ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$ 884,934	$ 757,373
Restricted cash	21,512	8,589
Short-term time deposits	370,296	366,591
Short-term investments	66,910	35,524
Accounts receivables, net	704,686	504,250
Other receivables	110,696	48,655
Inventories, net	851,224	702,631
Advances to related parties	197	2,500
Prepaid expenses and other current assets	29,364	10,567
Total current assets	3,039,819	2,436,680
Property, plant and equipment, net	414,479	314,830
Operating lease right-of-use assets, net	15,840	17,925
Intangible assets, net	3,060	2,847
Deferred tax assets	30,912	29,389
Long-term investments	81,399	66,035
Other long-term assets	6,605	4,479
Total assets	$ 3,592,114	$ 2,872,185
Liabilities and Equity
Current liabilities:
Short-term borrowings	$ 130,746	$ 74,041
Current portion of long-term borrowings	64,121	35,082
Related parties accounts payable	33,774	32,060
Bills and accounts payable	289,308	215,440
Advances from customers	163,212	187,809
Deferred revenue	24,882	17,388
Income taxes payable	7,128	991
FIN-48 payable	29,447	27,719
Other payables and accrued expenses	213,560	150,396
Current portion of operating lease liability	4,970	4,786
Total current liabilities	961,148	745,712
Long-term borrowings	148,276	178,930
Long-term operating lease liability	2,598	5,069
Other long-term liabilities	11,908	11,965
Total liabilities	1,123,930	941,676
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A Common stock	6	6
Class B Common stock	1	1
Additional paid-in capital	1,377,577	1,115,504
Retained earnings	458,263	350,428
Statutory surplus reserve	34,164	34,164
Accumulated other comprehensive loss	25,916	(35,740)
Total ACM Research, Inc. stockholders’ equity	1,895,927	1,464,363
Non-controlling interests	572,257	466,146
Total equity	2,468,184	1,930,509
Total liabilities and equity	$ 3,592,114	$ 2,872,185

Exhibit 99.1
ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)
	( In thousands, except share and per share data)
Revenue	$ 367,687	$ 269,160	$ 891,869	$ 656,879
Cost of revenue	215,275	156,011	497,601	356,719
Gross profit	152,412	113,149	394,268	300,160
Operating expenses:
Sales and marketing	26,906	22,311	71,372	60,756
Research and development	51,372	39,651	130,175	100,971
General and administrative	18,607	22,264	51,274	52,039
Total operating expenses	96,885	84,226	252,821	213,766
Income from operations	55,527	28,923	141,447	86,394
Interest income	7,422	3,100	19,283	10,452
Interest expense	(1,572)	(1,851)	(5,564)	(5,166)
Realized gain on short-term investments	28	-	28	54
Unrealized (loss) gain on short-term investments	(39,133)	18,656	29,053	20,304
Other expense, net	(6,923)	(3,411)	(26,016)	(4,019)
(Loss) income from equity method investments	(7,140)	3,670	15,706	6,395
Income before income taxes	8,209	49,087	173,937	114,414
Income tax expense	(1,886)	(2,689)	(19,129)	(6,733)
Net income	6,323	46,398	154,808	107,681
Less: Net income attributable to non-controlling interests	4,779	10,509	46,973	21,652
Net income attributable to ACM Research, Inc.	$ 1,544	$ 35,889	$ 107,835	$ 86,029
Comprehensive income:
Net income	6,323	46,398	154,808	107,681
Foreign currency translation adjustment, net of tax of nil	25,290	9,899	83,228	15,554
Unrealized gain on available-for-sale investments, net of tax	-	2,391	675	2,391
Comprehensive Income	31,613	58,688	238,711	125,626
Less: Comprehensive income attributable to non-controlling interests	11,576	13,017	69,220	25,224
Comprehensive income attributable to ACM Research, Inc.	$ 20,037	$ 45,671	$ 169,491	$ 100,402

Net income attributable to ACM Research, Inc. per common share:
Basic	$ 0.02	$ 0.56	$ 1.59	$ 1.35
Diluted	$ 0.02	$ 0.52	$ 1.49	$ 1.26

Weighted average common shares outstanding used in computing per share amounts:
Basic	69,713,048	64,381,296	67,817,058	63,876,709
Diluted	73,629,630	68,414,313	71,600,446	67,551,302

Exhibit 99.1

ACM RESEARCH, INC.
Total Revenue by Product Category

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)
	($ in thousands)
Single wafer cleaning, Tahoe and semi-critical cleaning equipment	$ 210,721	$ 181,570	$ 466,181	$ 466,100
ECP (front-end and packaging), furnace and other technologies	109,469	59,853	322,254	135,499
Advanced packaging (excluding ECP), services & spares	47,497	27,737	103,434	55,280
Total Revenue By Product Category	$ 367,687	$ 269,160	$ 891,869	$ 656,879

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating expenses, operating income, net income attributable to ACM, and basic and diluted earnings per share as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. In addition, non-GAAP net income attributable to ACM, and basic and diluted earnings per share exclude unrealized gain (loss) on short-term investments and, beginning in the three months ended June 30, 2026, its impact to net income attributable to non-controlling interests. The following tables reconcile gross margin, operating expenses, operating income, net income attributable to ACM, and basic and diluted earnings per share to the related non-GAAP financial measures:

Exhibit 99.1

	Three Months Ended September 30,
	2026				2025
	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)
	(In thousands)
Revenue	$ 367,687	$ -	$ -	$ 367,687	$ 269,160	$ -	$ -	$ 269,160
Cost of revenue	(215,275)	(491)	-	(214,784)	(156,011)	(253)	-	(155,758)
Gross profit	152,412	(491)	-	152,903	113,149	(253)	-	113,402
Gross margin	41.5%	0.1%	-	41.6%	42.0%	0.1%	-	42.1%
Operating expenses:
Sales and marketing	(26,906)	(2,119)	-	(24,787)	(22,311)	(1,601)	-	(20,710)
Research and development	(51,372)	(4,195)	-	(47,177)	(39,651)	(1,915)	-	(37,736)
General and administrative	(18,607)	(3,897)	-	(14,710)	(22,264)	(3,793)	-	(18,471)
Total operating expenses	(96,885)	(10,211)	-	(86,674)	(84,226)	(7,309)	-	(76,917)
Income (loss) from operations	55,527	(10,702)	-	66,229	28,923	(7,562)	-	36,485
Unrealized gain (loss) on short-term investments	(39,133)	-	(39,133)	-	18,656	-	18,656	-
Less: Net income attributable to non-controlling interests	4,779	-	10,883	15,662	10,509	-	(3,586)	6,923
Net income (loss) attributable to ACM Research, Inc.	$ 1,544	$ (10,702)	$ (28,250)	$ 40,496	$ 35,889	$ (7,562)	$ 15,070	$ 28,381
Basic EPS	$ 0.02			$ 0.58	$ 0.56			$ 0.44
Diluted EPS	$ 0.02			$ 0.55	$ 0.52			$ 0.41

Exhibit 99.1

	Nine Months Ended September 30,
	2026				2025
	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)	Actual (GAAP)	SBC	Other non- operating adjustments	Adjusted (Non-GAAP)
	(In thousands)
Revenue	$ 891,869	$ -	$ -	$ 891,869	$ 656,879	$ -	$ -	$ 656,879
Cost of revenue	(497,601)	(1,016)	-	(496,585)	(356,719)	(1,138)	-	(355,581)
Gross profit	394,268	(1,016)	-	395,284	300,160	(1,138)	-	301,298
Gross margin	44.2%	0.1%	-	44.3%	45.7%	0.2%	-	45.9%
Operating expenses:
Sales and marketing	(71,372)	(4,941)	-	(66,431)	(60,756)	(5,854)	-	(54,902)
Research and development	(130,175)	(7,569)	-	(122,606)	(100,971)	(7,270)	-	(93,701)
General and administrative	(51,274)	(9,380)	-	(41,894)	(52,039)	(12,887)	-	(39,152)
Total operating expenses	(252,821)	(21,890)	-	(230,931)	(213,766)	(26,011)	-	(187,755)
Income (loss) from operations	141,447	(22,906)	-	164,353	86,394	(27,149)	-	113,543
Unrealized gain on short-term investments	29,053	-	29,053	-	20,304	-	20,304	-
Less: Net income attributable to non-controlling interests	46,973	-	(7,658)	39,315	21,652	-	(3,902)	17,750
Net income (loss) attributable to ACM Research, Inc.	$ 107,835	$ (22,906)	$ 21,395	$ 109,346	$ 86,029	$ (27,149)	$ 16,402	$ 96,776
Basic EPS	$ 1.59			$ 1.61	$ 1.35			$ 1.52
Diluted EPS	$ 1.49			$ 1.51	$ 1.26			$ 1.42